Registration No. ____________

As filed with the Securities and Exchange Commission
on August 3, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NORTEK, INC.
(Exact name of issuer as specified in its charter)

Delaware	05-0314991
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

50 Kennedy Plaza, Providence, Rhode Island 02903
(Address of Principal Executive Offices) (Zip Code)

NORTEK, INC. 2001 EQUITY AND CASH INCENTIVE PLAN
(Full title of the plan)

Copy to:
Richard L. Bready, Chairman		Kevin W. Donnelly, Esq.
Nortek, Inc., 50 Kennedy Plaza		Nortek, Inc., 50 Kennedy Plaza
Providence, Rhode Island 02903		Providence, Rhode Island 02903

(Name and address of agent for service)
(401) 751-1600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $1.00 Per Share (1)	545,000	$26.72	$14,562,400	$3,641
  Persons eligible to receive awards under the Plan being registered hereunder (the "Plan") may receive shares of or may receive options to purchase shares of Special Common Stock, par value $1.00 per share, which are convertible into Common Stock. No more than up to 545,000 shares of Common Stock and Special Common Stock in the aggregate may be issued under the Plan. There is also registered hereunder 545,000 attached Rights to purchase one one-hundredth of a share of Series A Participating Preference Stock of the Company which are attached to the Common Stock.
  Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on July 31, 2001.

Exhibit Index on Page 7.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

            Nortek, Inc. (the "Company") hereby incorporates the following documents by reference except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission (the "Commission") on March 16, 2001;

(b)	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Commission on May 9, 2001;

(c)	The Company's Current Reports on Form 8-K filed with the Commission on January 29, 2001, January 31, 2001, June 6, 2001, June 8, 2001 and June 13, 2001;

(d)	All other reports filed by the Company with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Company's Annual Report referred to above; and

(e)	The description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on April 23, 1981 and the description of the Company's Special Common Stock contained in its registration statement on Form 8-A filed with the Commission on November 25, 1986.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.     Description of Securities

            Not applicable.

Item 5.     Interests of Named Experts and Counsel

            The validity of the shares of Common Stock (and the attached Rights) and Special Common Stock offered hereby is being passed upon by Kevin W. Donnelly, Vice President, General Counsel and Secretary of the Company. Mr. Donnelly owns 38,081 shares of Common Stock (including 33,581 shares subject to exercisable options) and 10 shares of Special Common Stock.

Item 6.     Indemnification of Directors and Officers.

            Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

            Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

            The Company's Certificate of Incorporation provides that its directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company's By-Laws further provide that Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

            The directors and officers of the Company are covered under directors' and officers' liability insurance policies maintained by the Company.

Item 7.     Exemption From Registration Claimed

            Not applicable.

Item 8.     Exhibits

            Exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference:

Exhibit Number

*4.1	Nortek, Inc. 2001 Equity and Cash Incentive Plan.

4.2	Indenture dated as of June 12, 2001 between the Company and State Street Bank and Trust Company, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due June 15, 2011 (Exhibit 4.1 to Registration Statement No. 333-64130 filed June 29, 2001).

4.3	Indenture dated as of March 17, 1997 between the Company and State Street Bank and Trust Company, as Trustee relating to the 9.25% Series A and Series B Senior Notes due March 15, 2007 (Exhibit 4.2 to Registration Statement No. 333-25505 filed April 18, 1997).

4.4	Indenture dated as of August 26, 1997 between the Company and State Street Bank and Trust Company, as Trustee relating to the 9.125% Series A and B Senior Notes due September 1, 2007. (Exhibit 4.1 to Registration Statement Statement No. 333-36711 filed September 30, 1997).

4.5	Indenture dated as of July 31, 1998 between the Company and State Street Bank and Trust Company, as Trustee relating to the 8.875% Series A and B Senior Notes due August 1, 2008 (Exhibit 4.1 to Registration Statement No. 333-64731 filed September 30, 1998).

4.6	Second Amended and Restated Rights Agreement dated as of April 1, 1996 between the Company and State Street Bank and Trust Company, as Rights Agent (Exhibit 1 to Form 8-K filed April 2, 1996).

*5	Opinion of Kevin W. Donnelly, Esq.

*23.1	Consent of Arthur Andersen LLP.

*23.2	Consent of Kevin W. Donnelly, Esq. (contained in Exhibit 5).

24	Power of Attorney (see page 6 of the Registration Statement).

*99.1	Form of Stock Option Certificate.

Item 9.     Undertakings

(a)     The Company hereby undertakes:

     (1)     to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

     (i)     to include any prospectus required by Section 10(a)(3) of the Security Act of 1933, as amended (the "Act"),

     (ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2)     that, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, Rhode Island on this 3rd day of August, 2001.

NORTEK, INC.
By: /s/ Richard L. Bready
Richard L. Bready
Chairman of the board

     We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Richard L. Bready, Richard J. Harris and Kevin W. Donnelly, and each of them singly, our true and lawful attorneys or attorney to execute in our names, in the capacities indicated below, any and all amendments to this registration statement on Form S-8, and all instruments necessary or incidental in connection therewith, and to file the same with the Commission. Each of said attorneys shall have power to act hereunder with or without any other of said attorneys, and shall have full power of substitution and resubstitution. Each of said attorneys shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, and each of the undersigned hereby ratifies and approves the acts of said attorneys and each of them.

     Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/Richard L. Bready	Chairman of the Board of	August 3, 2001
Richard L. Bready	Directors and President
(Principal Executive
Officer)
/s/Richard J. Harris	Sr. Vice President -	August 3, 2001
Richard J. Harris	Administration,
Treasurer (Principal
Financial Officer) and
Director
/s/Almon C. Hall	Vice President and	August 3, 2001
Almon C. Hall	Controller (Principal
Accounting Officer
/s/Phillip L. Cohen	Director	August 3, 2001
Phillip L. Cohen
/s/William I. Kelly	Director	August 3, 2001
William I. Kelly
/s/J. Peter Lyons	Director	August 3, 2001
J. Peter Lyons

EXHIBIT INDEX

     Exhibits marked with an asterisk are filed herewith. The remainder of the exhibits have heretofore been filed with the Commission and are incorporated herein by reference:

Exhibit Number

*4.1	Nortek, Inc. 2001 Equity and Cash Incentive Plan.

4.2	Indenture dated as of June 12, 2001 between the Company and State Street Bank and Trust Company, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due June 15, 2011 (Exhibit 4.1 to Registration Statement No. 333-64130 filed June 29, 2001).

4.3	Indenture dated as of March 17, 1997 between the Company and State Street Bank and Trust Company, as Trustee relating to the 9.25% Series A and Series B Senior Notes due March 15, 2007 (Exhibit 4.2 to Registration Statement No. 333-25505 filed April 18, 1997).

4.4	Indenture dated as of August 26, 1997 between the Company and State Street Bank and Trust Company, as Trustee relating to the 9.125% Series A and B Senior Notes due September 1, 2007. (Exhibit 4.1 to Registration Statement Statement No. 333-36711 filed September 30, 1997).

4.5	Indenture dated as of July 31, 1998 between the Company and State Street Bank and Trust Company, as Trustee relating to the 8.875% Series A and B Senior Notes due August 1, 2008 (Exhibit 4.1 to Registration Statement No. 333-64731 filed September 30, 1998).

4.6	Second Amended and Restated Rights Agreement dated as of April 1, 1996 between the Company and State Street Bank and Trust Company, as Rights Agent (Exhibit 1 to Form 8-K filed April 2, 1996).

*5	Opinion of Kevin W. Donnelly, Esq.

*23.1	Consent of Arthur Andersen LLP.

*23.2	Consent of Kevin W. Donnelly, Esq. (contained in Exhibit 5).

24	Power of Attorney (see page 6 of the Registration Statement).

*99.1	Form of Stock Option Certificate.